Exhibit 10.1

Workstream Inc.

485 N. Keller Road, Suite 500

Maitland, FL  32751

www.workstreaminc.com

January 18, 2011

Mr. Bill Becker
Mr. Shaung Liu
Incentives Advisors, LLC
2141 East Broadway, Suite 103
Tempe, AZ  86282

Gentlemen:

I am pleased that we have come to terms regarding the purchase of Incentives Advisors, LLC, an Arizona limited liability company (“IA” or the “Company”).  Accordingly, upon your acceptance of this letter agreement, the following terms and conditions will constitute an agreement for the purchase by Workstream Inc., a Canadian corporation (“Workstream”), through a wholly-owned subsidiary, from Bill Becker (“Becker”) and Shaung Liu (“Liu,” and together with Becker, “you” or “your” as the context may require) of all of the issued and outstanding equity interests in the Company.

Subject to the satisfaction or waiver of conditions to closing set forth below, at the Effective Time (as defined below), the Company and Tomahawk Merger Corporation, a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Workstream, shall consummate a merger (the “Merger”) pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving limited liability company in the Merger (sometimes referred to herein as the “Surviving Company”) and shall continue to be governed by the laws of the State of Arizona and (c) the separate limited liability company existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue following the Merger, except as otherwise set forth in this letter agreement.

Workstream, Merger Sub and the Company will cause a Certificate of Merger in the relevant forms attached hereto as Exhibit A (each, the “Certificate of Merger”) to be executed and filed on the closing date (or on such other date as Workstream and the Company may agree) with the Arizona Corporation Commission of the State of Arizona as provided in the Arizona Corporations Code and the Secretary of State of the State of Delaware as provided in the

Delaware General Corporation Law.  The Merger shall become effective upon the filing of the Certificate of Merger with and accepted by the Arizona Corporation Commission of the State of Arizona and the Secretary of State of the State of Delaware or at such other time as is agreed upon by Workstream and the Company and specified in the Certificate of Merger (collectively, the “Effective Time”).

In connection with the Merger, (x) the Articles of Organization of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Company until thereafter amended as provided by law and such Articles of Organization, (y) the Operating Agreement of Surviving Company, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Company until thereafter amended as provided by law, by such Articles of Organization or by such Operating Agreement and (z) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Company, each of such directors and officers to hold office, subject to the applicable provisions of the Articles of Organization and Operating Agreement of the Surviving Company, until their respective successors shall be duly elected or appointed and qualified.  From and after the Effective Time, the Merger shall have the effects specified in the Arizona Corporations Code.

At the Effective Time, by virtue of the Merger and without any further action on the part of the members of the Company:

1.
All of the issued and outstanding membership interests in the Company (each, an “LLC Membership Unit” and collectively, the “LLC Membership Units”) shall be cancelled and converted into the right to receive a portion of the Merger Consideration (as defined below), payable to the holder thereof pursuant to the paragraph immediately following, without interest, upon surrender of the certificate representing such membership interests (each a “Company Certificate”) in the manner provided below.

2.
The total consideration for which all of the LLC Membership Units shall be exchanged shall be $2,124,000 (collectively, the “Merger Consideration”).  At the Effective Time, all of the LLC Membership Units shall be converted, upon surrender of all Company Certificates held by the members as provided below, into a portion of the Merger Consideration as follows:

a.	cash, by wire transfer to each of you, in the amount set forth opposite your respective names in the column entitled “Cash Consideration” on Schedule 1 attached hereto, and

b.
a Subordinated Promissory Note in the form shown as Exhibit F, in the amount set forth opposite your respective names in the column entitled “Note” on Schedule 1 attached hereto (each, a “Payment Note” and together, the “Payment Notes”), and

c.
such number of Common Shares, no par value, of Workstream (each such share of stock, an “Acquired Share” and, collectively, the “Acquired Shares”) issued in each of your respective names with a total value equal to the amount set forth opposite each of your respective names in the column entitled “Stock

Consideration” on Schedule 1  attached hereto (each, the “Stock Consideration Amount”) and calculated in accordance with this letter agreement.

At the Effective Time, all such LLC Membership Units, when so converted, shall no longer be outstanding and automatically shall be deemed to be cancelled and retired and shall cease to exist, and each holder of any such LLC Membership Units shall cease to have any rights with respect thereto or to any Company Certificate except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such Company Certificate in accordance with this letter agreement.

At the Effective Time, each issued and outstanding share of common stock, $.01 par value, of Merger Sub shall be converted into one LLC Membership Unit of the Surviving Company.

The number of Acquired Shares to be issued as part of the Merger Consideration shall be calculated by dividing the Stock Consideration Amount by the “Average Price” (as hereinafter defined).  “Average Price” means the weighted average closing price, to the fifth decimal place, of Workstream Common Shares as quoted on the OTC Bulletin Board (OTCBB) for the ten Trading Days ending on the tenth Trading Day preceding the date of this letter agreement.  A “Trading Day”, for purposes of this letter agreement, means a day on which OTCBB is open for at least one-half of its normal trading hours.  Notwithstanding the foregoing, for purposes of determining the number of Acquired Shares to be issued as part of the Merger Consideration, the Average Price of each Acquired Share shall not be less than $0.01600, even if the Average Price as calculated above is actually below $0.01600, nor more than $0.02000, even if the Average Price as calculated above is actually above $0.02000.

Each of you acknowledges and understands that the Acquired Shares will not be registered under the Securities Act of 1933 or under the securities laws of any state but instead Workstream will rely upon an exemption from registration under the Securities Act of 1933 and state securities laws.  As a result, the Acquired Shares are subject to substantial restrictions on transfer.  Each of you acknowledges and understands that the Acquired Shares must be held indefinitely unless subsequently registered under the Securities Act of 1933 and any applicable state securities or blue sky laws, or sold or otherwise transferred pursuant to exemptions from registration under the Securities Act of 1933 or such laws, and that Workstream has no obligation to register the Acquired Shares.  Each of you acknowledges and understands and agrees that certificates representing the Acquired Shares will bear a legend substantially similar to the legend set forth below, in addition to any other legend that may be required by applicable law:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS

EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

Each of you acknowledges that you have received and reviewed Workstream’s periodic, current and other reports filed with the Securities and Exchange Commission (the “Workstream Filings”), including but not limited to Workstream’s Annual Report on Form 10-K for the year ended May 31, 2010 (the “Form 10-K”) and the Quarterly Report on Form 10-Q for the quarter ended November 30, 2010, as well as the financial statements contained in such Workstream Filings.

Subject to the satisfaction of the terms and conditions of this letter agreement, this transaction will close on or prior to the close of business on January 18, 2011 or, if later, within five business days following the date on which all conditions to closing have been satisfied or waived; provided, however, that in the event this transaction has not closed on or prior to March 31, 2011, any party shall have the right, by delivery of written notice to the other parties, to terminate this letter agreement.  The obligation of Workstream to close the transactions contemplated by this letter agreement is subject to the following conditions:

1.
With the exception of ordinary changes due to the normal operations of the business, the assets and liabilities of the Company, at the time of closing, shall be in all material respects the same as that shown on the December 31, 2010 (the “Balance Sheet Date”) unaudited balance sheet of the Company (a copy of which is attached to this letter agreement as Exhibit B) (the “Balance Sheet”); as of the closing date, no event or circumstance shall have occurred which would substantially and negatively affect the value of the Company or the membership interests or which would impair the value of Workstream’s rights under either Employment Agreement (as defined below) or either Non-Competition Agreement (as defined below);

2.	Workstream shall have received a copy of the Articles of Organization and Operating Agreement of the Company, certified by each of you to be true, complete and accurate as of the closing date;

3.	Such approvals or consents as may be necessary from all governmental entities and third parties to consummate the transactions contemplated under this letter agreement shall have been obtained;

4.
All proceedings to be taken in connection with the transactions contemplated by this letter agreement and all documents incident hereto shall be satisfactory in form and substance to Workstream, and Workstream shall have received copies of all such documents and other evidences as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith;

5.
Each of you shall have executed and delivered to the Company an employment agreement, substantially in the form set forth hereto as Exhibit C (each such agreement, an “Employment Agreement” and, collectively, the “Employment Agreements”);

6.
Each of you shall have executed and delivered to Workstream the questionnaire set forth in the memo included in Exhibit D to this letter agreement (the “Investor Questionnaire”) and Workstream shall be satisfied in its sole discretion with the information set forth therein;

7.	The Members of the Company shall have approved the Merger, this letter agreement and the other transactions contemplated hereby;

8.
Each of you shall have executed and delivered to Workstream a non-competition agreement, substantially in the form attached as Exhibit E to this letter agreement (each such agreement, a “Non-Competition Agreement” and, collectively, the “Non-Competition Agreements”);

9.	The representations and warranties each of you and the Company have made in this letter agreement shall be true and accurate in all material respects as of the closing date; and

10.
All agreements to be performed or complied with by each of you and the Company on or prior to the closing date arising out of this Agreement shall have been performed or complied with in all material respects.

11.	Each of you shall have delivered the Company Certificates to the Company.

12.
No action, suit, proceeding or investigation by or before any governmental authority shall have been instituted or threatened, the effect of which could restrain, prohibit or invalidate the transactions contemplated by this letter agreement.

The obligation of each of you to close the transactions contemplated by this letter agreement is subject to the following conditions:

1.	The Company shall have executed and delivered to each of you your respective Employment Agreements;

2.	No stop order suspending the effectiveness of Workstream’s Common Shares shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened by the SEC;

3.	The representations and warranties made by Workstream in this letter agreement shall be true and accurate in all material respects as of the closing date; and

4.	All agreements to be performed or complied with by Workstream on or prior to the closing date arising out of this Agreement shall have been performed or complied with in all material respects.

By signing this letter agreement, the Company and each of you, jointly and severally, represent, warrant and agree as of the date of this letter agreement and as of the closing date, that:

1.
The Company is duly organized, validly existing and in good standing in the State of Arizona and is in good standing in each jurisdiction in which it conducts business; the Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

2.
This letter agreement has been duly executed and delivered by each of you and constitutes the valid and binding agreement of each of you enforceable against each of you in accordance with its terms; as of the closing, each Non-Competition Agreement will be duly executed and delivered by Becker and Liu, respectively, and will constitute the valid and binding agreement of each Becker and Liu, respectively, enforceable against each of the foregoing, respectively, in accordance with its terms; the Members of the Company have approved this letter agreement, the Merger and the other transactions contemplated hereby; the board of managers of the Company has approved this letter agreement, the Merger and the other transactions contemplated hereby, and any and all other actions required to be taken by the Company, its Members and its board of managers to consummate the transactions contemplated hereby have been taken;

3.
The Company has the requisite limited liability company power and authority to execute and deliver this letter agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereunder; the execution, delivery and performance of this letter agreement by the Company has been duly authorized and approved by all necessary limited liability company action; this Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company enforceable against the Company in accordance with its terms; the Company Certificates to be delivered to Workstream in connection with the Merger shall be free and clear of all liens, mortgages, encumbrances, security interests, voting agreements, exceptions or claims of any nature whatsoever; immediately prior to the Merger you will have good and marketable title to all of the LLC Membership Units, free and clear of all liens, mortgages, encumbrances, security interests, voting agreements, exceptions or claims of any nature whatsoever; the equity interests in the Company consist solely of the LLC Membership Units in the Company (the “LLC Membership Units”) owned by Becker and Liu, all of which have been duly authorized, validly issued, fully paid and nonassessable.

As of the date hereof and as of the closing, Becker owns 50% of the LLC Membership Units and Liu owns 50% of the LLC Membership Units, representing all of the issued and outstanding equity interests in the Company.  There are no outstanding agreements, subscriptions, commitments, options, warrants, calls or other rights to acquire from the Company, or other obligations or understandings or arrangements of the Company to issue, at any time, or upon the occurrence of any event, to any person or entity any interest in any membership interests or any other security of or rights in the Company, whether or not presently issued or outstanding, and there exists no rights of first refusal or any other preemptive right with respect to any membership interests or any other security of or interest in the Company.  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise retire or acquire any membership interests or any other security of or interest in the Company.  The Company has no subsidiaries;

4.
Attached as Exhibit B is the Balance Sheet and attached as Exhibit B-1 is (i) the related unaudited income statement for the twelve (12) month period ended December 31, 2010, (ii) the unaudited balance sheets for the fiscal years ended December 31, 2008 and December 31, 2009 and (iii) the related unaudited income statements for the fiscal years then ended (such balance sheets and income statements, together with Balance Sheet, collectively, the “Financial Statements”); each of the Financial Statements has been prepared from and is consistent with the books and records of the Company and fairly presents, in all material respects, the financial condition and income of the Company at such dates and for the period(s) covered thereby; since the Balance Sheet Date there have been no material change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the result of operations, of the Company; since the Balance Sheet Date the Company has not experienced a material adverse effect on its business, operations or financial condition;

5.
There are no liabilities or obligations of the Company of any nature, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated, and whether due or to become due, except (a) liabilities reflected or reserved against and disclosed in the Financial Statements and (b) liabilities which have arisen since December 31, 2010 in the ordinary course of business consistent in all material respects with past custom and practice of the Company; the Company has not guaranteed or is not otherwise primarily or secondarily liable in respect of any obligation or liability of any other person or entity, except to the extent disclosed in the Financial Statements;

6.
The Company has good and marketable title to all of its owned assets (real and personal, tangible and intangible), including, without limitation, those assets set forth in the Balance Sheet and those assets acquired by the Company after the Balance Sheet Date, in each case subject to no lien, encumbrance, charge or other restriction of any kind or character; the Company owns no real property; each lease to which the Company is a party is in full force and effect and all rents due thereunder have been paid;

7.
Except as set forth on Schedule 2, the Company is not bound by or a party to (a) any employment contract or consulting agreement, (b) any agreement or instrument containing restrictions on the payment of dividends or any other distribution with respect to its LLC Membership Units, (c) any loan or advance to, or investment in, any person or entity, or any commitment relating to the foregoing, (d) any agreement or commitment relating to a maximum possible liability or obligation on the part of the Company in excess of $5,000, (e) any guarantee or other contingent liability related to the indebtedness or obligation of any person or entity, (f) any management service or consulting agreement or arrangement, (g) any agreement or commitment limiting the ability of the Company to engage in any line of business or to compete with any person or entity, (h) any agreement or contract involving indebtedness of the Company or (i) any agreement or commitment not entered into in the ordinary course of business (each, a “Material Contract”);

8.	Except as set forth on Schedule 3, each Material Contract to which the Company is a party is in full force and effect and, to the actual knowledge of the Company, there exists no (i) default or event of default by the Company or any other party to any such instrument, contract or other agreement or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company or any other party thereto; to your actual knowledge, the execution, delivery and performance of this letter agreement and the consummation of the transactions contemplated hereby will not (a) result in or give to any person or entity any right of termination, non-renewal, cancellation, withdrawal, acceleration or modification in or with respect to any Material Contract, (b) result in or give to any person or entity any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any Material Contract, (c) result in the creation or imposition of any encumbrance or lien upon any of the assets of the Company under the terms of any Material Contract, (d) result in or give rise to any action, claim or demand against the Company or (e) result in any restriction on the Company’s rights under any Material Contract;

9.
Except as set forth on Schedule 4, between the Balance Sheet Date and the closing date, the Company has not (a) sold, transferred or otherwise disposed of any of its assets, other than in the ordinary course of business, (b) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (c) made any capital expenditure or commitment therefor, (d) made or declared any distribution, dividend or similar payment to its Members, (e) increased indebtedness for borrowed money, (f) written-off as uncollectible any notes or accounts receivable without disclosure to purchaser, (g) increased the wages or salary of any employee or paid any bonuses or made any special payment to any employee, (h) cancelled or waived any claims or rights, (i) entered into any material transaction, (j) conducted its business other than in the ordinary course or (k) agreed, whether or not in writing, to do any of the foregoing;

10.
Except as set forth on Schedule 5, there exists no inquiry, investigation, judicial or administrative claim, arbitration hearing or lawsuit, pending or threatened, against the Company or either of you or otherwise relating to either of you, the Company, or any LLC Membership Units;

11.
The execution of this letter agreement, and the documents contemplated hereby, by each of you and the performance by each of you of your respective obligations hereunder and/or thereunder (a) do not require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority to which the Company or either of you is subject, other than the filing of the Certificate of Merger with the Arizona Corporation Commission of the State of Arizona, (b) do not violate any statute, ordinance, rule, regulation, order or decree of any court or any governmental or regulatory body, agency or authority applicable to the Company or either of you, (c) will not result in a breach of any contract, mortgage, indenture, agreement or understanding to which the Company or either of you is a party and (d) do not violate the Company’s Articles of Organization or Operating Agreement;

12.
The Company has all licenses and permits necessary to operate its business and is otherwise in compliance with, and to its actual knowledge, not in violation of, any applicable federal, state or local statutes, laws or regulations;

13.
All property, sales, use, federal, state and local taxes, assessments and governmental charges of the Company that are required to be paid on or prior to the closing date have been paid and are not past due; you are not aware of any pending or threatened assessment with respect to such taxes; estimated accrued taxes have been fairly computed and are fairly reflected in the Financial Statements; each of you will have caused the Company to file the appropriate tax returns and reports with respect to the Company for any tax period ending on or prior to the closing date; the Company is and since October 1, 2010 has been classified as a corporation for federal and state income tax purposes; all tax returns required to be filed with any governmental authority by or on behalf of the Company have been timely filed in compliance with all applicable laws, and all such tax returns were true, correct and complete in all material respects; the Company is not currently a beneficiary of any extension of time within which to file any tax return; all taxes owed by the Company (whether or not shown as due and payable on any tax return) have been timely paid to the appropriate taxing authority; no tax return of the Company with respect to any pre-closing tax period has ever been audited or is the subject of an audit by any taxing authority; there are no liens for taxes upon the assets or properties of the Company; neither the Company nor either of you has received notice of any claim by a governmental entity in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that governmental entity; the Company has withheld and remitted to the appropriate taxing authority all taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor or other person;

14.	No transfer, sales, stamp or other taxes will be imposed or levied on the Company by any governmental or taxing authority in connection with the Merger and the transactions contemplated hereby;

15.
No officer, director, affiliate or employee of the Company either is or possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any entity which is a client of, supplier to, customer of, lessor to, lessee of or competitor or potential competitor of the Company;

16.
The operation and maintenance of the business of the Company requires no rights under patents, registered or unregistered trademarks, registered or unregistered, issued or pending, service marks, copyrights, trade secrets or proprietary information other than rights under patents, trademarks, service marks, copyrights, trade secrets, know-how, proprietary information, or other intellectual property owned by the Company and rights thereto granted for the benefit of the Company pursuant to license agreements (collectively, the “Intellectual Property”) that are in full force and effect; the rights of the Company in and to each item of Intellectual Property owned or licensed by the Company are free and clear of any liens, claims or encumbrances whatsoever; all of the Company’s rights in and to such Intellectual Property owned by the Company are freely assignable by it; the Company is under no obligation to pay any royalty, license fee or other similar consideration to any third party or to obtain any approval or consent for use of any of the Intellectual Property (except, in the case of licensed Intellectual Property, as set forth in the license therefor); the Company has made use of no rights under or with respect to any patents, trademarks, service marks, copyrights, trade secrets or proprietary information other than Intellectual Property owned by the Company and rights granted for the benefit of the Company under license agreements; no claim adverse to the Company’s interests in any Intellectual Property used in the Company’s business or the Company’s license agreements with respect thereto has been made in litigation or threatened or asserted; none of the Intellectual Property owned by the Company is subject to any outstanding judgment, order, decree, or injunction issued by a court of competent jurisdiction; no complaint, action, suit, proceeding, or hearing, is pending or, to the knowledge of the Company, no charge, investigation, claim or demand, is threatened, which challenges the legality, validity, enforceability, or ownership of any of the Intellectual Property owned or currently used by the Company; neither of you has any knowledge of any substantial basis for any charge, claim, suit or action asserting any such infringement or asserting that the Company does not have the legal right to use any such Intellectual Property;

17.
The Company does not maintain, sponsor, contribute to or have any liability under any agreement, plan, practice or program, whether written or oral, providing for bonus payments, child or dependent care benefits, death benefits, accidental death and dismemberment benefits, deferred compensation benefits, disability or other wage continuation benefits, educational assistance or tuition benefits, health benefits, paid holiday benefits, incentive compensation payments, leave of absence rights, medical expense payment or reimbursement benefits, retiree medical benefits, retiree life insurance benefits, profit sharing, pension or other retirement benefits, stock option, stock appreciation rights or stock purchase benefits or severance or termination benefits (including post-employment consulting arrangements), including without limitation any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), nor is the Company treated as a “single employer (within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended) with respect to any such employee benefit plans; no present or former employee of the Company shall be entitled to any termination or severance payments, retirement pay or retirement benefits of any kind;

18.
Each of you represents that as of the date hereof you are an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act of 1933 and you are acquiring the Acquired Shares for investment and for your own account and not with a view to, or for resale in connection with, any distribution; the information provided by each of you on your respective Investor Questionnaire is true, complete and accurate in all respects;

19.
All information regarding any of you, the Company or the LLC Membership Units provided or to be provided to Workstream is true, complete and accurate in all material respects and does not fail to state a fact which is or would be material in light of the circumstances in which such information is provided; and

20.
No person is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this letter agreement.

By signing this letter agreement, Workstream represents, warrants and agrees as of the date of this letter agreement and as of the closing date, that:

A.
Workstream is duly organized, validly existing and in good standing under the laws of Canada and is in good standing in each jurisdiction in which it conducts business; Workstream has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and

B.	This letter agreement has been duly executed and delivered by Workstream and constitutes Workstream’s valid and binding agreement enforceable against Workstream in accordance with its terms.

C.	The Acquired Shares to be issued as part of the Merger Consideration will be, when issued in accordance with the terms hereof, duly authorized and validly issued and not subject to preemptive rights.

D.
Workstream has all licenses and permits necessary to operate its business and is otherwise in compliance with, and to its actual knowledge, not in violation of, any applicable federal, state or local statutes, laws or regulations.

E.
As of their respective filing dates, the Workstream Filings complied in all material respects with the requirements of the Securities Act of 1933 and the Exchange Act of 1934 applicable to such Workstream Filings.

Following the closing, Workstream will prepare and file, or cause to be prepared and filed, all income tax returns covering periods ending on or before the closing date that are due after the Effective Time, including the Final Separate Returns (collectively, the “Preacquisition Returns”). If any Preacquisition Return shows a balance due, neither Workstream nor the Company shall be responsible for such tax.  Each of you acknowledges and agrees, jointly and severally, that such tax shall be your responsibility and each of you agree, jointly and severally, to indemnify and hold Workstream and the Company harmless for any such taxes.   Each of you further agrees, jointly and severally, to pay, and agree, jointly and severally, to indemnify and hold Workstream and its affiliates, including the Company, harmless for all taxes for tax periods ending on or prior to the closing date and, with respect to tax periods beginning prior to the closing date and ending after the closing date, for taxes that would be due had such period ended on the closing date.

Until such time as this letter agreement may be terminated, each of Workstream and each of you shall reasonably cooperate and use our respective commercially reasonable best efforts to take, or cause to be taken, all appropriate action to consummate and make effective the transactions contemplated by this letter agreement, and following the closing, each of you agree to reasonably cooperate to effect the transactions contemplated hereby.

All representations and warranties made herein shall survive the closing for a period of sixteen (16) months, except that the representations and warranties set forth in Section 1, 2, 3, 13 and 18 under the Company’s and your representations and warranties shall survive forever; provided, however, that (a) any representation or warranty as to which a claim shall have been asserted prior to the expiration of such representation or warranty shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled, and (b) any representation or warranty contained in this letter agreement made by any party or any information furnished by any party that was made by such party fraudulently or in bad faith shall indefinitely survive the closing.

Each of you hereby agree, jointly and severally, to indemnify, defend and hold harmless Workstream and its affiliates and their respective employees, officers, directors, shareholders, agents and any successors thereto from any and all losses, claims, liabilities or expenses (including reasonable attorneys’ fees) (“Losses”) resulting from (a) a breach of the representations and warranties made by either of you in this letter agreement; (b) any breach or non-fulfillment of any covenant or agreement to be performed by the Company or either of you under this letter agreement; (c) all pre-closing taxes owing by the Company or either of you or any taxes owing by the Company or either of you as a result of the consummation of the Merger; provided, however that the total maximum aggregate liability that you shall be responsible for shall be $500,000; provided, however, that with respect to Losses arising out of a claim for fraud or for breach of the representations and warranties contained in Sections 1, 2, 3, 13 and 18 under the Company’s and your representations and warranties, the aggregate liability for indemnification shall be unlimited; provided further, that no indemnification shall be available to Workstream unless and until the amount of such indemnity exceeds $10,000, in which case you shall be responsible for all amounts back to the first dollar; provided further that in the event that indemnification is required hereunder, Workstream shall first offset any Losses against any amounts outstanding under the Payment Notes.

Workstream hereby agrees to indemnify, defend and hold you harmless from any and all Losses resulting from the breach of any representation or warranty made by Workstream in this letter agreement.

Neither the Company nor either of you shall publicly disclose (including but not limited to by means of issuing a press release) or otherwise make any public statement with respect to the transactions contemplated hereby.  Workstream shall be permitted to issue one or more such press releases or make such public statement as it determines in its sole discretion, without prior consultation with either of you or the Company.

This letter agreement is made subject to our due diligence review and audit of the books and records of the Company and any documents relating to the Company or the Stock.  So that Workstream may complete a financial audit and due diligence examination of the Company, prior to the closing date you will make available, and cause the Company to make available, to Workstream for inspection the books and records of the Company.  If Workstream is not satisfied with its due diligence review and audit, Workstream may, in its sole discretion, terminate this letter agreement and, in the event of such termination, Workstream shall be released from its obligation to acquire the LLC Membership Units and to consummate any other transaction contemplated hereby.

Whether or not the Merger is consummated, all costs and expenses incurred in connection with this letter agreement and the Merger and the transactions contemplated by this letter agreement shall be paid by the party incurring such expense.

In the event the transactions contemplated by this letter agreement are not consummated, Workstream and its officers, agents, employees or representatives shall maintain the confidentiality of all financial and other information provided under this letter agreement and will either destroy or return to you all information provided to it, together with any analyses or reports with respect thereto and copies of any of the foregoing.

Each party to this letter agreement acknowledges and agrees that he or it has been represented by counsel in the preparation of this letter agreement and that this letter agreement is the result of negotiations among the parties.  Accordingly, this letter agreement shall not be construed against any party merely because of such party’s involvement in its preparation.

This letter agreement and the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.  This letter agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.  This letter agreement may not be amended or modified orally, but only by an agreement in writing signed by each of the parties. The parties acknowledge and agree that there are no, and there shall not be any, oral agreements between or among any of the parties and that for any agreement to be binding such agreement must be in a writing executed by each party.

In the event any provision in this letter agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

While this letter agreement is somewhat informal, our signatures below indicate our mutual agreement to the terms herein.  In the unlikely event that any part of this agreement is the subject of litigation, the prevailing party shall be entitled to receive attorneys’ fees and reasonable expenses from the other.  This agreement may be signed in one or more counterparts, each of which will be deemed to be an original, which together will constitute one and the same instrument.

This agreement will be governed by the laws of the State of Arizona.

[INTENTIONALLY LEFT BLANK]

I have enjoyed working with you and we look forward to continuing to work with you and the fine people at Incentives Advisors.

Very truly yours,

/s/ John Long
John Long, CEO
Workstream Inc.

Agreed and accepted all as of the day and year first above written:

Incentives Advisors, LLC

By: /s/ Bill Becker
Name: Bill Becker
Title: Chief Executive Officer

/s/ Bill Becker
Bill Becker

/s/ Shaung Lin
Shaung Liu

[SIGNATURES CONTINUE]

 Spousal Consent

The undersigned acknowledges on her own behalf that she (a) is the spouse of  Shaung Liu (“Liu”), (b) has read the letter agreement dated as of  January 18, 2011 (the “Letter Agreement”) to which Workstream Inc. (“Workstream”) and Liu are parties and knows and understands its contents, (c) is aware that by its provisions her spouse agrees to cause the merger of Incentives Advisors LLC (“IA”) with and into a wholly-owned subsidiary of Workstream and thereby cause  IA to become a wholly-owned subsidiary of Workstream and (d) consents to such merger, approves of and agrees to be bound by the provisions of the Letter Agreement and agrees that her interest in IA, including, without limitation, any community property interest or quasi-community property interest, are subject to the provisions of the Letter Agreement and that she will take no action at any time to hinder operation of the Letter Agreement.  If the undersigned predeceases her spouse when her spouse owns the membership interest of IA entitled to vote on the merger, the undersigned hereby agrees not to devise or bequeath whatever interest, including, without limitation, any community property interest or quasi-community property interest, she may have in such membership interest, in contravention of the Letter Agreement.

/s/ Jana Liu
Spouse of Shaung Liu

SCHEDULE 1

LLC Membership Unit Holder	Stock Consideration	Cash Consideration	Note
Bill Becker (50%)	$867,500	$77,000	$117,500
Shaung Liu (50%)	$867,500	$77,000	$117,500

Schedule 1

EXHIBIT D

ACCREDITED INVESTOR QUESTIONNAIRE
Subscriber should initial all of the following statements that are true.  Subscriber hereby represents and warrants that Subscriber’s responses to this questionnaire are true and correct.

INITIALS
(i) Subscriber certifies that Subscriber has a net worth (jointly with Subscriber’s spouse, if any) in excess of $1,000,000, excluding the value of Subscriber’s primary residence.	_______
(ii) Subscriber certifies that Subscriber had individual income for each of the years 2009 and 2010 in excess of $200,000 and has a reasonable expectation of reaching the same income level in 2011.	_______
(iii)        Subscriber certifies that he or she and his or her spouse had a joint income for each of the years 2009 and 2010 in excess of $300,000 and has a reasonable expectation of reaching the same income level in 2011.
_______
(iv)        If Subscriber is an entity, it certifies that all of the equity owners satisfy the standards set forth in (i), (ii) or (iii) above or that it has assets in excess of $5,000,000 and was not formed for the specific purpose of acquiring the Shares.
_______
(v)        If Subscriber is a trust, it certifies that it has total assets in excess of $5,000,000, that its investment in the Shares is being directed by a person having such knowledge and experience in financial and business matters as to evaluate the merits and risks of such an investment, and that it was not formed for the specific purpose of acquiring the Shares.
_______
(vi)        If Subscriber is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, it certifies that it has total assets in excess of $5,000,000 or that the decision to invest in the Shares is being made by a plan fiduciary which is a bank, savings and loan association, insurance company or registered investment adviser.
_______
(vii) None of the standards set forth in (i), (ii), (iii) or (iv) above apply.	_______

[Signature page to Investor Questionnaire follows—PLEASE SIGN BELOW]

State of Primary Residence/Formation/Incorporation:

D-1

Signature of Subscriber (if an Individual)	Name of Subscriber (if an Entity)

Printed: ____________________________	By: _________________________
Name:
Dated: _____________________________	Title:

2